EXHIBIT 10.1

A CONTRACT DATED 2 JANUARY, 2008

BETWEEN

JURONG SHIPYARD PTE LTD

AND

ATWOOD OCEANICS PACIFIC LIMITED

____________________________________

FOR THE CONSTRUCTION AND SALE OF
ONE FRIEDE & GOLDMAN
EXD MILLENIUM MOBILE
OFFSHORE SEMI-SUBMERSIBLE
     DRILLING UNIT
____________________________________

TABLE OF CONTENTS

DEFINITIONS..........................................................................................................................1

1.      PURPOSE OF THIS CONTRACT...................................................................................3

2.      NATURE OF THE CONTRACT; CONSTRUCTION STANDARDS; DESIGN  AND      ENGINEERING; CLASSIFICATION;                                                                                      MANDATORY  REGULATIONS;   REGISTRATION..........................................................3

Third Party Subcontractors ..…………………………………………………….......….…….13

Partial Loss ……………………………………………………………………….…………. 17

Total Loss ……………………………………………………………………………………17

Application of Proceeds………………………....…………………………………………….28

This CONTRACT is made this

BY and BETWEEN:-

(1)     JURONG SHIPYARD PTE LTD, (Singapore Company Registration Number 1999008265G),a corporation organised under the laws of Singapore, having its registered office at 29 Tanjong Kling Road, Singapore 628054 (the “Builder”);

     and

(2)     ATWOOD OCEANICS PACIFIC LIMITED, a corporation organised under the laws of the Cayman Islands, and having an office at 332A-11C, 11th Floor, Plaza Ampang City, Jalan Ampang, 50450 Kuala Lumpur, Malaysia (the “Purchaser”).

WITNESSETH THAT THE PARTIES HAVE AGREED AS FOLLOWS:-

      DEFINITIONS

In this Contract the following expressions shall have the meanings hereby assigned to them:-

"Banking Day"              means any day on which banks in each of Singapore and New  York are open for the transaction of normal banking business;

             "Classification Society"  means American Bureau of Shipping;

 "Contract"                   means the agreement evidenced by the terms set out herein,    including the Appendices;

"Contractual Delivery Date"      means the date referred to in Clause 13.1 as the same may from time to time be extended in accordance with the provisions of this Contract;

"Delivery"                    means the delivery by the Builder, and acceptance by the Purchaser, of the Vessel pursuant to Clause 13.2;

            "Effective Date"           shall have the meaning assigned to it in Clause 31;

"LIBOR"                    means the interest rate per annum which Hong Kong & Shanghai Banking Corporation, London is offering to prime banks in the London Interbank market for deposits in United States Dollars for a one (1) month period, determined at 11.00 a.m. London time, as quoted on the date from which interest is accrued under this Contract;

            "Makers' List"              means the agreed list of vendors and suppliers set out in                                                the Specifications;

            "Mandatory Regulations"      shall have the meaning assigned to it in Clause 2.4;

"Materials"                  means all materials and supplies, including, without limitation (but specifically excluding the Owner Furnished Equipment), all machinery, equipment, outfittings and spare parts (if any), intended for the Vessel 's construction to the extent that the same have been appropriated to, or incorporated in, the Vessel ;

“Parties”                     means Purchaser and Builder collectively, and “Party” shall mean either one of them.

"Project Plan"             means the programme for performance of this Contract by the Builder detailed in Appendix II hereto;

"Plans & Drawings"   means those drawings, documents and specifications which are required under this Contract and the Specifications to be submitted to the Purchaser for review;

"Owner Furnished Equipment (or “OFE”)"     shall have the meaning assigned to it in Clause 20.1

“Residential Workforce”     means subcontractors who perform work for the Builder in the   Shipyard and are registered with the Builder as a regular subcontractor

"Specifications"     means:

     (a)     the specification referred to in Appendix I; and

     (b)     any additions or amendments thereto hereafter agreed between the Parties;

               "Statutory Modifications"      means modifications to the Vessel which, following the date   of signature of this Contract, become compulsorily applicable  to the Vessel as a result of changes to any of (i) the rules, regulations and requirements of the Classification Society or (ii) the Mandatory Regulations pursuant to Clause 2.4;

“Variation Order”     means a Variation Order as provided for in Clause 6 and in the form of Appendix IIIA

"Working Day"      means any day (other than Saturdays, Sundays and public holidays in Singapore) when work is normally carried out at the Shipyard.

Further terms used in this Contract are defined hereinafter.

1. PURPOSE OF THIS CONTRACT

1.1.

     Upon the terms and conditions set out in this Contract, the Builder undertakes to design, construct, build, launch, equip and test at its shipyard at 29 Tanjong Kling Road, Singapore (the “Shipyard”) and to sell and deliver to Purchaser one (1) Friede & Goldman ExD Millenium Mobile Offshore Semi-Submersible Drilling Unit as further described herein (the “Vessel ”). The Purchaser agrees to purchase and take delivery of the Vessel when tendered for delivery in accordance with the requirements of this Contract.

1.2.	References herein to the Vessel shall, except where otherwise expressly provided, be deemed to include all Materials.

2. NATURE OF THE CONTRACT; CONSTRUCTION STANDARDS; DESIGN AND ENGINEERING; CLASSIFICATION; MANDATORY REGULATIONS; REGISTRATION

     Construction Standards

2.1     The Vessel, which is to be assigned the Builder's Hull No. 11-1093, shall be designed, constructed and completed in all respects in accordance with the Specifications. To the extent not defined in the Specifications, the Vessel's construction shall meet good international offshore construction standards and practices for a new vessel of a similar type and characteristics as the Vessel.

      Classification

2.2     The Vessel shall be constructed under and in accordance with the rules, regulations and requirements of the Classification Society current at the date of execution of this Contract.

2.3     Decisions of the Classification Society as to whether or not the Vessel complies with its rules, regulations and requirements shall be final and shall bind both Parties to this Contract.

      Mandatory Regulations

2.4.

     In addition to meeting the rules, regulations and requirements of the Classification Society, the Vessel shall comply with (i) all requirements of the regulatory bodies listed in the Specifications and (ii) the following rules, regulations and requirements, in each case current at the date of execution of this Contract, (i) and (ii) being known herein jointly as the "Mandatory Regulations"):-

(a)	International Code for the Construction and Equipment of Mobile Offshore Drilling Units, 1989 (IMO MODU Code 1989 with 1991 Amendments) including the draft regulations included in Appendix VIII

(b)	American Bureau of Shipping (ABS) Rules for Building and Classing Mobile Offshore Drilling Units, 2008 – Certificate of Classification as Maltese Cross A1 Column Stabilized Drilling Unit

(c)

American Bureau of Shipping Rules for Building and Classing Steel Vessels, 2008 (to the extent required by the ABS MODU Rules) - Certificate of Classification as Maltese Cross A1 Column Stabilized Drilling Unit

(d)

International Maritime Organization (IMO) Resolution A.649(16), Code for the Construction and Equipment of Mobile Offshore Drilling Units, Consolidated Edition 2001 – MODU Safety Certificate issued by ABS on behalf of the Republic of the Marshall Islands

(e)

International Maritime Organization International Convention for the Safety of Life at Sea, 1974 (SOLAS) and its Protocol of 1988 (to the extent required by the IMO MODU Code) – MODU Safety Certificate issued by ABS on behalf of the Republic of the Marshall Islands

(f)

International Maritime Organization International Convention on Load Lines, 1966 and Protocol of 1988, Consolidated Edition 2002 – International Load Line Certificate issued by ABS on behalf of the Republic of the Marshall Islands

(g)

International Maritime Organization International Convention for the Prevention of Pollution from Ships 1973/1978, (MARPOL) Consolidated Edition 2006. All MARPOL certificates are to be issued by ABS on behalf of the Republic of the Marshall Islands.

(a)	Annex I – Regulations for the Prevention of Pollution by Oil - IOPP Certificate

(b)	Annex IV – Regulations for the Prevention of Pollution by Sewage from Ships - ISPP Certificate

(c)	Annex V – Regulations for the Prevention of Pollution by Garbage from Ships – Statement of Fact

(d)	Annex VI – Regulations for the Prevention of Air Pollution from Ships - IAPP Certificate

(h)	International Maritime Organization International Code for Fire Safety Systems (FSS Code)

(i)	International Maritime Organization International Code for Application of Fire Test Procedures (FTP Code)

(j)	International Maritime Organization International Life-Saving Appliance Code (LSA Code)

(k)	American Bureau of Shipping Guide for Crew Habitability on Offshore Installations – ABS Class notation HAB.

(l)	American Bureau of Shipping Guide for Certification of Lifting Appliances – ABS Register of Lifting Appliances

(m)	American Petroleum Institute (API) API Spec 2C – Offshore Cranes, 6th Edition - ABS Statement of Fact

(n)	International Maritime Organization Convention on the International Regulations for Preventing Collisions at Sea, 1972, (COLREGS) Consolidated Edition 2002 – ABS Statement of Fact

(o)	The Republic of the Marshall Islands MI-293, Mobile Offshore Drilling Unit Standards – ABS Statement of Fact

(p)	The Republic of the Marshall Islands Technical Circular Number 2 - Form MI-287 Document of Compliance issued by ABS on behalf of the Republic of the Marshall Islands

(q)

Title 33 Code of Federal Regulations (CFR) 140.101(d), 143.207(b), 146.205(b), 155, 159, and 164 – ABS Statement of Fact and any other US Coast Guard Regulations (to the extent required for Statement of Technical Compliance to be issued by ABS that Builder has complied with US Coast Guard Regulations for non US flag vessels).

(r)	International Civil Aviation Organization (ICAO) Annex 14 Volume II – ABS Statement of Fact

(s)	International Maritime Organization International Convention on Tonnage Measurement of Ships, 1969 - International Tonnage Certificate issued by ABS on behalf of the Republic of the Marshall Islands

(t)	UK Civil Aviation Authority (CAA) CAP 437 Offshore Helicopter Landing Areas – Guidance on Standards – ABS Statement of Fact

(u)	IEEE Standard No. 45 “Recommended Practice for Electrical Installation Shipboard”

(v)	International Electro Technical Commission (IEC) 61892-1 through -7, Mobile and fixed offshore units - Electrical installations

(w)	ILO Convention 92 & 133 on Crew Accommodation.

(x)	International Association of Marine Aids to Navigation and Lighthouse Authorities (IALA) Publication O-114, Recommendations for the Marking of Offshore Structures

(y)	International Telecommunications Union (ITU) Radio Regulations, 2004

(z)	American Institute of Steel Construction (AISC) Manual of Steel Construction - Allowable Stress Design 13th Edition

(aa)	American Petroleum Institute API Spec 4F –Drilling and Well Servicing Structures, 2nd Edition

(bb)	American Petroleum Institute API Spec 7F –Oil Field Chain and Sprockets, 7th Edition

(cc)	American Petroleum Institute API RP 7G – Drill Stem Design and Operating Limits, 16th Edition

(dd)	American Petroleum Institute API Spec 8C –Specification for Drilling and Production Hoisting Equipment , 4th Edition (ISO 13535)

(ee)	American Petroleum Institute API Spec 16C –Choke and Kill Systems, 1st Edition

(ff)	American Petroleum Institute API Spec 14A – Specification for Subsurface Safety Valve Equipment, 11th Edition (ISO 10423)

(gg)	American Bureau of Shipping Guidance Notes on the Application of Ergonomics to Marine Systems

Changes to any of the Mandatory Regulations which becomes compulsorily applicable to the Vessel following the date of this Contract shall be resolved as Statutory Modifications in accordance with Clauses 6.6 and 6.7.

Registration

2.5     The Vessel shall upon Delivery fly the flag of any choice of the Purchaser and be registered at the port of the choice of the Purchaser. Admission of the Vessel to the above flag and the registration of the Vessel as aforesaid shall be effected by the Purchaser and all costs and expenses thereof shall be for the Purchaser's account. Any change in the Specifications as required by such flag or port shall be treated as a Statutory Modification in accordance with Clause 6.

3.	CONTRACT PRICE

3.1.     In consideration of the performance by the Builder of its obligations under this Contract, the Purchaser shall pay to the Builder a price of United States Dollars Two Hundred Eighty Million and Five Hundred Thousand (US$280,500,000.00) (the “Contract Price”).

3.2.     The Contract Price, which excludes the cost of the Owner Furnished Equipment, shall be subject to upward or downward adjustment in accordance with the express provisions of this Contract. It includes:

(i)     the cost of the Vessel completed in accordance with the requirements of this Contract and the Specifications;

(ii)	the cost of all tests and trials of the Vessel to be performed by the Builder;

(iii)	The cost of Builder’s project team dedicated to this Contract, which shall include, as a minimum, a Project Manager, a Project Scheduler, and a dedicated Project Safety Officer.

4.	PAYMENT SCHEDULE

4.1     The Purchaser shall pay the Contract Price which shall become due and payable to the Builder in instalments as set out in Appendix VII.

     Payment for Modifications

4.2     Any sums due to the Builder under Clause 6 as a result of Purchaser's Modifications, Builder’s Requested Changes and/or Statutory Modifications shall be negotiated and agreed as part of the Modifications.

4.3     If any amount due to the Builder is not paid within the agreed period, the Purchaser shall pay interest for the unpaid amount at the rate of ten percent (10%) per annum from the due date until it is received, without prejudice to any other rights the Builder may have in respect thereof

4.4     If the Purchaser disputes any amount claimed by the Builder, the Purchaser shall without delay pay the undisputed portion on its due date and the Builder shall continue with the construction of the Vessel, notwithstanding such dispute.

4.5     Subject to the provisions of Clause 28.5, all amounts due to the Builder under this Contract shall be calculated and determined before Delivery and shall be paid on Delivery without set off or deduction.

4.6     Payment of sums due to the Builder in accordance with the provisions of this Contract shall be made, by telegraphic transfer, free of all transfer charges, to the Builder's account, details of which are as follows:

     For credit:     Jurong Shipyard Pte. Ltd.
     Account No.:     DBS Bank Ltd
               Shenton Way Branch
               US$ A/C No. 0001-005735-01-6-022
               Swift Code: IRTVUS3N

   4.7     If the date on which any payment is due in accordance with the provisions of this Contract does not fall on a Banking Day, payment shall be made on the immediately succeeding Banking Day.

5. REVIEW OF PLANS & DRAWINGS; SUBCONTRACTING

     Review of Plans & Drawings

5.1     In respect of all Plans & Drawings, the same shall be submitted to the Purchaser in four (4) paper copies and one electronic copy as soon as possible following their production. Builder shall indicate if the Plans & Drawings being submitted are critical Plans & Drawings. The Purchaser shall, within ten (10) Working Days after receipt thereof, return to the Builder one copy of such critical Plans & Drawings with the Purchaser's final remarks and amendments (if any) written thereon. Other non-critical Plans & Drawings shall be returned to the Builder within a reasonable time after receipt. Any Plans & Drawings submitted by Builder which are not consistent with the arrangements, or equipment being supplied, and/or which fail to provide supporting design details, such as calculation for flow, strength, electrical loads etc. shall be returned and marked NON-Conforming and Builder shall promptly update such Plans & Drawings and resubmit them for approval.

5.2     In the event that the Purchaser fails to return critical Plans & Drawings to the Builder within the time limit as hereinabove provided, such Plans & Drawings shall be deemed to have been approved by the Purchaser provided always that the Purchaser is provided with such Plans & Drawings at regular intervals and not all Plans & Drawings simultaneously.

5.3     The Builder shall take due note of the Purchaser's remarks and amendments (if any) on Plans & Drawings submitted pursuant to this Clause and the Builder shall commence or continue construction of the Vessel in accordance with the Plans and Drawings as modified by such remarks or amendments, but omitting any remark or amendment which are not consistent with this Contract, or of such a nature or extent as to constitute Purchaser’s Modifications within the meaning of Clause 6 hereof (without prejudice to the Purchaser’s right to request a Purchaser’s Modification under Clause 6), or to which the Classification Society does not give any necessary approval. If such remarks or amendments are not clearly specified or detailed, the Builder shall in all cases seek clarification of the same from the Purchaser before implementing the same.

5.4.     Copies of all correspondence between the Builder and the Classification Society and the regulatory authorities referred to in the Specifications, together with all Plans & Drawings submitted by the Builder and approved by the Classification Society, shall be furnished to the Purchaser by the Builder as soon as practicable upon dispatch and receipt by the Builder. The Builder shall not be required to furnish information or documents not within its possession or control.  Builder will promptly inform Purchaser of any shortcomings or deficiencies in the design that are brought to its attention.

     Subcontracting

5.5     The Builder may at its discretion and without any requirement for consent from the Purchaser subcontract the work as follows:

(a)     those works delegated to those subcontractors listed in the Section 19 of the Specifications - Makers' List (“Subcontractors”),

   (b)     any work it wishes to have carried out by the Residential Workforce, or

(c)      any work contracted to subcontractors in Singapore with a subcontract value of less than United States Dollars One Million (USD1,000,000)

Otherwise, the Builder may at its discretion subcontract any portion of the work to a subcontractor of its choice provided always that Builder shall obtain the approval of the Purchaser if it intends to have the work performed outside Singapore, such approval to be given within a reasonable time, and not to be unreasonably withheld.

The Builder and the Purchaser shall cooperate to ensure that the Terms and Conditions in major subcontracts and purchase orders are structured in such a way as to leverage suppliers to complete the deliveries and services prior to full settlement and final acceptance.

Makers’ List

5.9     The Builder shall purchase the Materials in accordance with the Makers’ List. The Builder shall select for the supply of each of the Materials listed in the Makers' List the Subcontractor or supplier named therein in relation to the same. Where the Makers' List provides for more than one (1) Subcontractor or supplier to supply any element of the Materials, the Builder shall advise the Purchaser of its intended choice of Subcontractor or supplier before any subcontract is awarded. If, thereafter, the Purchaser shall request the Builder to order that element of the Materials from another Subcontractor or supplier named in the Makers' List in relation thereto, then the Builder will take all reasonable steps to comply with such request, provided that to do so would have no impact on its production schedule for the Vessel or increase the liability or exposure of the Builder as a result of a change of terms in the purchase contract, and the Purchaser shall reimburse to the Builder any documented difference in price between that quoted by the Builder's chosen Subcontractor or supplier and the Subcontractor or supplier chosen by the Purchaser. The Purchaser and Builder shall first agree to possible adjustment to the Contract Price, the Delivery Date and such other terms and conditions occasioned by or resulting from the request of Purchaser prior to the change of Subcontractor or supplier.

Obligations Unaffected

5.10      Nothing in this Clause shall affect the other obligations of the Builder under this Contract nor diminish the responsibility of the Builder in respect of the Materials, design or workmanship required hereunder. It is in this context expressly agreed and understood that the Builder shall, at its expense, seek the necessary assistance from each of its subcontractors and suppliers to ensure that the correct procedures are adopted and implemented with regard to the installation, commissioning and testing of all Materials, equipment and systems incorporated within the Vessel.

6.     MODIFICATIONS

6.1     The work to be performed under this Contract includes all work, services and supplies as set out in the Specifications. The Purchaser shall have the right, at any time, to request that reasonable change(s) (“Requested Change(s)”) be made to the work and/or the Specifications (“Purchaser’s Modifications”), provided however if such change(s) would affect the scope of the work so as to impact Builder's commitments or if the Purchaser and the Builder cannot agree on the lump sum prices or extension of time applicable for such change(s), the Builder shall be entitled not to perform the same and the Purchaser undertakes not to make or pursue any claims thereof. Save as provided in Clause 6.10 hereunder, no such changes shall be undertaken or performed until a written Variation Order, in the form of that attached hereto as Appendix IIIA has been executed by the Builder and the Purchaser, reflecting the agreement of the parties to any increase in the Contract

 Price, weight increases and/or extension of the Delivery Date resulting from any such modifications or changes.

6.2     If any modification or change necessitates an increase or decrease in the quantity or quality of the services, equipment, or labor to be furnished by the Builder under this Contract, then the Contract Price shall be increased or decreased accordingly and confirmed by way of a Variation Order.

6.3      If any modification or change necessitates an increase or decrease in the quantity or quality of the materials to be furnished by the Builder under this Contract, then the Contract Price shall be increased or decreased equivalent to the increase or decrease in the price of such materials. Any adjustment of the Contract Price shall be confirmed by a Variation Order.

6.4     If any modification or change necessitates an adjustment or change in the time agreed for completion of the work, then the Delivery Date shall be reassessed and adjusted accordingly. Such changes shall be confirmed with a Variation Order.

6.5     All Variation Orders shall include, but will not necessarily be limited to, the following details:

(a)     a description of the work to be performed;

(b)     specification of the materials and equipment to be supplied and/or used;

(c)      a detailed schedule for the performance of the work;

(d)     subject to the work having been performed on a time and materials basis, the cost, including copies of the applicable subcontractor's quotations;

(e)     the effect on the Contract Price, if any;

(f)     the additional time required, if any; and

(g)     subject to the work having been performed on a lump sum or fixed price basis, the timing or schedule for payments.

      Statutory Modifications

6.6     In the event of any Statutory Modification giving rise to a change in the requirements under applicable rules, regulations and requirements for the Vessel (a “Required Change”), the Builder shall without delay, give notice to the Purchaser, which notice shall also advise the Purchaser of any adjustments to the Contract Price and/or adjustment of the Contractual Delivery Date or any other provisions of this Contract which the Required Change reasonably necessitates.

6.7     On the basis of such notification, the Purchaser shall no later than seven Working Days thereafter elect, by notice in writing to the Builder, to:-

(a)     authorise the Required Change and agree to the adjustments notified by the Builder, in which case the Builder shall construct the Vessel in accordance with the Required Change; or

(b)     apply for a waiver of compliance with the Required Change in accordance with the provisions of Clause 6.8 below.

     If within seven (7) Working Days after such notification the Purchaser has made no election as aforesaid, then the Purchaser shall be deemed to have authorised the Required Change and agree to adjustments to the Contract Price and/or adjustment to the Contractual Delivery Date to the extent outlined in the notification from the Builder.

      Waivers of Compliance

6.8     The Purchaser may apply for a formal waiver of compliance with a Required Change from the body having power to grant such waiver if the Purchaser considers that the operation of the Vessel in its intended service would permit such waiver. In applying for any waiver, the Purchaser may call upon the Builder for assistance and the Builder will provide reasonable co-operation to the Purchaser in this respect.

     If no waiver has been obtained and notified by the Purchaser to the Builder within twenty (20) Working Days (or such other period as may be agreed between the parties) of the receipt by the Purchaser of the Builder’s notice referred to in Clause 6.6 above, the Purchaser shall be deemed to have authorised the Required Change and to have agreed to the adjustments notified by the Builder, in which case the Builder shall construct the Vessel in accordance with the Required Change. Before the expiry of such time period, the Builder shall continue with the construction of the Vessel in accordance with the Required Change but it shall, in so doing, use reasonable endeavours to minimise any costs and loss of time which might arise if a waiver were obtained. The Purchaser will meet the Builder’s additional cost incurred in such interim period until a waiver is obtained.

Builder’s Request for Modification

6.9 If the Purchaser's remarks or amendments on Plans submitted by the Builder or other requests for performance of work, are not part of the Builder's obligations under this
Contract, the Builder shall not proceed to implement these additional works but shall issue a notice to the Purchaser setting out in sufficient detail of a requested modification (“Builder’s Requested Change”) and any adjustment to the Contract Price and/or Contractual Delivery Date and/or any other provision of this Contract and/or Specifications which the Builder requires.

6.10 On the basis of such notification, the Purchaser shall no later than ten (10) Working Days thereafter elect, by notice in writing to the Builder, to:-

a.     agree to the adjustments notified, in which case the Builder shall construct the Vessel in accordance with the Builder’s Requested Change;

b.     request the Builder to withdraw the Builder’s Requested Change, in which case it shall be withdrawn and the Vessel shall be built without reference to the same; or

c.     disagree with the adjustments in the Builder’s Requested Change detailing the extent of and reasons for disagreement, in which case the disagreement shall be settled by the Parties through negotiation, failing which the dispute so arising shall be determined in accordance with Clause 28.5. The Builder shall continue with the construction of the Vessel in the meantime as if a Variation Order has been signed by both Parties in accordance with Clause 6.11, provided that such adjustment shall not exceed a value (as determined by the Builder) of US$100,000 per incident and US$1,000,000 in aggregate.

     If within ten (10) Working Days after such notification the Purchaser has made no election as aforesaid, then the Builder’s Requested Change and adjustments notified to the Purchaser shall be deemed to have been accepted by the Purchaser.

      Variation Orders

6.11     The Parties’ agreement to undertake Requested, Required Changes or Builder’s Requested Change shall be evidenced only by a written Variation Order in the form of that attached hereto as Appendix IIIA, which is to be executed by the Builder and the Purchaser.

     Pricing of Modifications

6.12     In relation to Purchaser’s Modifications, Statutory Modifications and to Builder’s Requested Change as aforesaid, the Builder’s quotations in respect of any increase in the Contract Price relating thereto shall, if requested in writing by the Purchaser, be calculated on a “time and materials” basis, in relation to which the Builder shall apply the following parameters:

a.	rates shall be charged at the agreed hourly, tonnage and other rates set out in Appendix IV;

b.

the cost of all Materials shall be charged at the documented cost to the Builder of the same (inclusive of the costs of delivery of those Materials to the Shipyard). Builder shall be entitled to a handling fee of 10% to the documented Material cost of Purchaser’s Modifications.

In respect of costs not set out in Appendix IV, the Purchaser and the Builder shall negotiate in good faith to reach an agreement on such price for the modifications which shall reflect the level of pricing in the Contract Price.

Amounts due under such Variation Orders which are calculated on a time and material basis shall be taken as completed and accepted and paid as specified in the Variation Order.

Substitution of Materials

6.14     If at any time during the construction of the Vessel , any Materials are not available or in short supply then, subject to the prior approval in writing of the Purchaser (which shall not be unreasonably withheld) and, where necessary, of the Classification Society, the Builder may use or install other Materials provided that such other Materials used or installed in substitution for those specified are equivalent in quality to those specified, and meet the requirements of the Classification Society and the Mandatory Regulations.

Third Party Subcontractors

6.15     Unless with the express consent in writing of the Builder, the Purchaser shall not appoint any subcontractor and/or specialist (save and except suppliers of Purchasers’ Supplies or subcontractors hired to work on Purchasers’ Supplies) to perform works of any nature. Such subcontractor and/or specialist must at all times comply with the Builder’s safety and insurance requirements and all relevant statutory rules and regulations in force at the time. A surcharge of ten percent (10%) of the invoice of subcontractors and specialists (save and except suppliers of Purchasers’ Supplies or subcontractors hired to work on Purchasers’ Supplies) will be paid by the Purchaser to the Builder when Builder includes said surcharge in the written consent to Purchaser. The Purchaser shall be responsible for and shall indemnify the Builder against any injury or death, loss, liability or damage suffered by or due to the negligence, omission or default of such subcontractor or specialist, or the Authorised Representatives or Supervisors, or the Purchaser’s crew referred to in Clause 12.4. Builder shall schedule all Purchaser-provided services and subcontractors for installation, start-up and commissioning of Owner Furnished Equipment per Section 19 of the Specifications, and shall use best efforts to avoid delays in the schedule or additional charges for standby resulting from Builder’s scheduling of services for installation, start-up and commissioning of this equipment.

7.      INSPECTION

      Authorised Representative and Supervisors

7.1     The Purchaser may send to and maintain at the Builder’s Yard, at the Purchaser’s own cost and expense, a representative duly authorised in writing by the Purchaser (“Authorised Representative”) whose name and scope of authority shall be notified in writing to the Builder. The Authorised Representative shall have the right to retain supervisors (“Supervisors”) permanently at the Shipyard during all times until Delivery. The Builder shall furnish the Authorised Representative and Supervisors with reasonable and safe access to work areas at the Shipyard and the premises of the Subcontractors for, and permit and afford every facility to, the Authorised Representative and Supervisors from time to time and at all times whilst work is proceeding to examine and inspect the work being done under this Contract and every part thereof, together with the Materials being used or about to be used thereon, and to call for and witness such tests as may be required. To this end, the Builder shall provide for the Authorised Representative and Supervisors with such accommodation and facilities to be agreed, but no less than twenty-five (25) work stations/offices.

7.2      In addition to the Authorised Representative and Supervisors, the Purchaser may, as approved by the Builder, from time to time employ and engage (at the cost and risk of the Purchaser and subject to Clause 6.15) the services of specialists for the installation and commissioning of Owner Furnished Equipment on site.

7.3     The Authorised Representative and Supervisors shall have the right to attend all tests, trials and inspections of the Vessel, her machinery and equipment. The Builder shall give notice to the Authorised Representative and Supervisors in advance of the date and place of such tests, trials and inspections in accordance with the provisions of the Specifications, such notice to be not less than three (3) Working Days in respect of tests, trials and inspections to be undertaken at the Shipyard. In respect of tests, trials and inspections where the service engineers, specialists and suppliers of OFE are required, Builder shall inform the Authorised Representative and Supervisor of the dates of such tests, trials and inspections twenty (21) days prior to the tentative dates of such tests, trials and inspections. The Builder shall confirm with the Authorised Representatives and Supervisors not less than five (5) Working Days prior to such tests, trials and inspections. Failure of the Purchaser or its Authorised Representative or Supervisors to be present at such tests, trials and inspections after due notice as above provided shall be deemed to be a waiver of the Purchaser's right to be present.

7.4      The Builder shall carry out in compliance with the Specifications all the Trials of the Vessel and commissioning of the Materials which are detailed therein with the objective of demonstrating that the same are in accordance with the requirements of the Specifications and that all of her systems function in accordance therewith. Any Materials or workmanship (other than Owner Furnished Equipment) found to be faulty or inadequate shall be replaced or made good by the

Builder prior to Delivery, at its expense and without additional expense to the Purchaser, by suitable and sound Materials and workmanship.

 7.5   Nothing done or omitted to be done by or on behalf of the Purchaser under this Clause shall be deemed to be a waiver of any objection to, or an acceptance of, faulty or inadequate Materials or workmanship, or an admission that any Materials or workmanship are of the standard required for due performance of this Contract.

7.6    The Authorised Representative and Supervisors shall be deemed to be employees of the Purchaser and not the Builder. The Builder shall be under no liability to the Authorised Representative and Supervisors for death, personal injury or damage to their property during the time when they are engaged in the duties contemplated under this Contract either on the Vessel or within the premises of the Builder or its Subcontractors.

7.7   The Purchaser shall undertake and assure that the Authorised Representative and Supervisors shall be fluent in English and carryout their duties in accordance with accepted offshore construction practice and in such a way as to avoid any unnecessary increase in building cost, delay in the construction of the Vessel, and/or any disturbance to the construction schedule of the Builder. The Purchaser shall promptly on request by the Builder replace any Authorised Representative or Supervisor who does not comply with this Clause 7.7.

8. PROJECT PLAN; PROGRESS CONTROL AND REPORTING

      Project Plan

8.1     The Vessel is intended to be constructed and completed in accordance with the project plan (the “Project Plan”) which shall be submitted to the Purchaser within thirty (30) days from the Effective Date of this Contract. The Project Plan shall contain the following:

(a)	dates of delivery of the Owner Furnished Equipment;

(b)	the time table for construction of the Vessel (including an electronic copy compatible with Microsoft Project); and

(c)	the lists of Tests and Trials (to be provided as outlined in Clause 12.1).

8.2 During the course of performance of this Contract the Builder shall submit to the Purchaser on a monthly basis, commencing on the date falling thirty (30) days after the Effective Date:

a.

a status report on the Vessel 's construction as compared with the Project Plan, including the critical path including an updated Project Plan in an electronic format compatible with Microsoft Project;

b.	a report setting out the actual progress in performance of this Contract during the previous month as compared with the Project Plan;

c.	a list of Purchaser's Modifications, Builders’ Requested Changes, and Statutory Modifications (if any) agreed during the previous month; and

d.	a report showing man hours spent and recordable injuries (safety report).

8.3     The Builder shall take monthly progress digital photographs illustrating the progress of the Vessel ’s construction up to and including trials and delivery. The Builder shall also supply the Purchaser with sufficient number of photographs (size: approximately 18 x 24 cms) depicting the final stage of the Vessel as delivered: this set will be at least 25 percent colour prints. One (1) set of standard transparencies and one (1) set of electronic copies will be supplied, free of charge to the Purchaser. Additional copies of photographs and transparencies will be made available by Builder, at the Purchaser’s request and expense. This Clause 8.3 shall not in any way limit the Purchaser’s right to take photographs of the Vessel’s construction.

9. TITLE

9.1  Title to the Vessel shall vest with the Builder until Delivery and shall pass to the Purchaser upon Delivery. Subject to the provisions of this Contract, title to the Owner Furnished Equipment shall, however, remain with the Purchaser at all times.

10. RISK AND INSURANCE

     Risk

10.1 The Vessel and all Materials (not including Purchasers’ Supplies save as set out in Clauses 20.4 and 20.5) shall remain at the sole risk of the Builder until Delivery.

     Insurance

10.2  From the time of Contract signing until the Vessel is completed, delivered to and accepted by the Purchaser, the Builder shall, at its own cost and expense, keep the Vessel and all machinery, materials and equipment either delivered to the Shipyard or being handled by Builder for the Vessel or built into, or installed in or upon the Vessel (including all appurtenances and components and all Owner Furnished Equipment), fully insured.

10.3  The amount of such insurance coverage shall, up to and including the date and time of delivery of the Vessel, be in an amount at least equal to, but not limited to, the aggregate of the payments made by the Purchaser to the Builder and the value of any Owner Furnished Equipment delivered to the Shipyard, which Owner Furnished Equipment shall not exceed a delivered value of US$226,000,000.

10.4   The policy referred to hereinabove shall be taken out in the joint names of the Builder and the Purchaser and all losses under such policy shall be payable to the Buider and/or the Purchaser in accordance with their respective interests. Any deductible under this insurance policy shall be for the account of Builder.

10.5     Notwithstanding the above, the Purchaser shall compensate the Buider for the increased insurance cost and expense under or pursuant to any part of this Article, if any, incurred by the Builder due to the Purchaser’s default, Permissible Delays, or Owner Furnished Equipment exceeding the delivered value set forth in Clause 10.3.

10.6     The Purchaser shall ensure that all persons invited or sent by the Purchaser into the Shipyard or the Subcontractor’s premises shall be properly insured against personal injuries and death and damage to properties, and shall furnish the Builder promptly, upon request, with certified copies of the policies or insurance certificates and the originals shall be made available to the Builder, its employees or agents for inspection at all reasonable times. The Purchaser agrees that the Builder may decline the admission of such person to the Shipyard if copies of such insurance policies or insurance certificates are not furnished as required.

10.7     The Builder's obligation to insure the Vessel hereunder shall cease and terminate forthwith upon delivery thereof and acceptance by the Buyer.

10.8     In addition, from the time of Contract signing until the completion, delivery and acceptance of the Vessel, the Builder and its contractors and subcontractors shall, at their own cost, maintain insurances customarily taken by shipyards.

11. LOSS OR DAMAGE TO THE VESSEL

11.1     Partial Loss:

In the event the Vessel shall be damaged by any insured cause whatsoever prior to acceptance and Delivery thereof by the Purchaser and in the further event that such damage shall not constitute an actual or a constructive total loss of the Vessel, the Buider and/or Purchaser shall apply the amount recovered under the insurance policy referred to in Clause 10.2 to the repair of such damage, and the Purchaser shall accept the Vessel under this Contract if completed in accordance with this Contract and Specifications.

11.2	Total Loss:

Should the Vessel sustain loss or damage prior to Delivery hereunder such that it is either conceded by the insurers liable therefore, or determined by a court of competent jurisdiction, that the Vessel has become a total loss, actual, constructive, arranged or compromised, then the Builder and the Purchaser shall within twenty-one (21) Working Days thereof by the mutual agreement between the parties hereto, either:

(i)     Proceed in accordance with the terms of this Contract, in which case the amount recovered under said insurance policy shall be applied to the reconstruction of the Vessel's damage, provided the parties hereto shall have first agreed in writing as to such reasonable postponement of the Delivery Date and adjustment of other terms of this Contract including the Contract Price as may be necessary for the completion of such reconstruction; or

(ii)     Cancel the Contract in which case the Builder shall:

(a)     refund promptly to the Purchaser in full the aggregate amount of instalments of the Contract Price already paid by the Purchaser provided that such amounts have been received by the Builder from the insurance proceeds; and

(b)     return to the Purchaser all Owner Furnished Equipment which have not been lost.

If the Parties hereto fail to reach agreement as contemplated under Clause 11.2, above, within 21 days after the Vessel is determined to be an actual or constructive total loss, the provisions of Clause 11.2(ii) above shall apply.

11.3     Save as specifically provided to the contrary in this Contract, the Parties' obligations under this Contract shall thereupon cease and terminate.

12. TRIALS; TECHNICAL ACCEPTANCE

12.1  Within twenty one (21) Working Days after submission by Builder, but no earlier than three hundred sixty-five (365) days after the Effective Date of this Contract, the Purchaser shall approve comprehensive testing and trials programmes covering Tests and Trials to be submitted under Clause 8(i)(c) (approval not to be unreasonably withheld) and the full scale Test and Trials described in the Specifications (including the Inclining Test and Sea Trials) are referred to in this Contract as “Trials”.

12.2 The Trials shall be conducted at the risk and expense of the Builder (except as provided in Clause 12.4) who shall provide and pay for the personnel necessary for the safe management of the Vessel during the same. The Builder shall also provide and pay for all necessary ballast and fresh water and shall meet all other costs required by it to carry out the Trials. The fuels, lubricants and consumable stores required for the Trials shall be specified, supplied and paid for by the Builder, who shall upon Delivery be entitled to reimbursement from the Purchaser of the value (based on actual cost) of such fuels, lubricants and consumable stores on board at Delivery. The Trials shall be carried out at the Builder’s facility in Singapore or Singapore waters where applicable. The course of the Sea Trials shall be determined by the Builder.

12.3  The Builder shall give notice to the Purchaser in advance of the date and place of the Trials, such notice to be not less than twenty (21) days prior to the tentative dates of the Trials. The Builder shall confirm the date and place of commencement of each of the Trials with the Purchaser not less than five (5) Working Days prior to such Trial. Failure of the Purchaser or its Authorised Representative or Supervisors to be present at such Trials after due notice as above provided shall be deemed to be a waiver of the Purchaser's right to be present.

Trials

12.4     The Trials shall have the objective of permitting the Builder to demonstrate fulfilment of the requirements for the Vessel as set forth in the Specifications. The Purchaser shall be allowed (at its own cost and risk and provided that they first sign any insurance waivers required) to maintain a shadow crew and other necessary personnel on board the Vessel during the trials to observe the sea/marine Trials and to familiarise themselves with the Vessel and its operation.

12.5     Should the weather conditions at the time scheduled for the Trials be such that they cannot be carried out properly, the Builder shall postpone them or such part of them as necessary to the earliest possible time when suitable weather conditions occur to ensure that all readings and results are obtained. Any delay to the Trials caused by such unfavourable weather conditions shall operate to postpone the Contractual Delivery Date by the period of delay involved and such delay shall be deemed to be Permissible Delay as defined in Clause 14.3.

12.6   If during the Trials any breakdown occurs which entails interruption or irregular performance and the breakdown can be repaired by the normal means available on board, this shall be done as soon as possible and the trial shall be continued after repairs are completed. Any delays arising out of the Owner Furnished Equipment shall be deemed to be Permissible Delays as defined in Clause 14.3.

12.7   On completion of the Trials all defects or omissions found in the Vessel shall be remedied and made good by the Builder, and the machinery closed up by the Builder without expense to the Purchaser.

Technical Acceptance

12.8  The Builder shall notify the Purchaser in writing of the results of the Trials and shall, where the same is appropriate, confirm to the Purchaser that the Vessel conforms to the requirements of the Contract and Specifications. The Purchaser shall, within five (5) Working Days of receipt of the Builder's notice as aforesaid, advise the Builder in writing of its technical acceptance of the Vessel in accordance with the procedure set out in the Specifications (“Technical Acceptance”) if it conforms with the Contract and Specifications.

12.9  If, however, the results of the Trials demonstrate that the Vessel or any part thereof does not conform to the requirements of this Contract and/or the Specifications, the Builder shall thereupon take the necessary steps to correct such non-conformities and, upon completion of such works, the Builder shall advise the Purchaser who shall, in the reasonable exercise of its discretion, be entitled to require the Builder to undertake further trials of the Vessel; in such event the Builder shall give the Purchaser reasonable notice of such further trials. Any delays arising out of the Owner Furnished Equipment shall be deemed to be Permissible Delays as defined in Clause 14.3.

12.10 Upon satisfactory completion of such remedial works and/or trials, the Purchaser shall, within five (5) Working Days after receipt of a further notice from the Builder notify the Builder of its Technical Acceptance of the Vessel if it conforms with the requirements of the Contract and Specifications.

12.11  If the Purchaser fails to notify the Builder in writing of its Technical Acceptance or otherwise of the Vessel within the periods as provided above the Purchaser shall be deemed to have accepted the Vessel .

12.12     The Purchaser's Technical Acceptance of the Vessel as above provided shall preclude the Purchaser from refusing Delivery of the Vessel as hereinafter provided, if the Builder complies with the procedural requirements for Delivery of the Vessel as provided in Clause 13 hereof.

12.13     The Purchaser shall not refuse Technical Acceptance of the Vessel by reason of any nonconformity which does not impair the safe or efficient operation of the Vessel or which is minor or unsubstantial in terms of normal rig-building practice. The decision of the Classification Society (for vessel nonconformities) and/or original equipment manufacturer (for equipment nonconformities) shall be taken as the final decision should the opinions of the Builder and Purchaser differ as to whether a non-conformity impairs the safe operation of the Vessel or is minor. The Builder shall remain obliged to correct or remedy such nonconformity as soon as reasonably practicable. In any case, all Certification, Registration and Operating documentation required for the safe operation of the Vessel shall be submitted to the Purchaser prior to Technical Acceptance.

13.	DELIVERY OF THE VESSEL

     Delivery

13.1    The Vessel shall be delivered by the Builder to the Purchaser safely afloat secured in safe waters in or around Singapore or another mutually agreed location ready for ocean tow or load-out for dry tow as approved by the Purchaser’s underwriters' surveyors, on a date falling on or before 15 January 2011, except that, in the event of Permissible Delay as defined in Clause 14 hereof, (and as provided for elsewhere herein) the aforementioned date shall be postponed accordingly. The aforementioned date, or such later date to which the requirement to deliver may be postponed, is herein called the "Contractual Delivery Date" or “Delivery Date”.

13.2  Delivery shall take place on a Banking Day to be nominated by the Builder following Technical Acceptance of the Vessel by the Purchaser with not less than three (3) Working Days' advance notice to the Purchaser. The Builder shall be entitled to claim as Permissible Delay any day falling between expiry of three (3) Working Days’ notice and the earliest Banking Day on which the Vessel can be delivered up to a maximum of two days of Permissible Delay. Delivery shall be effected by the execution by the Parties of a Protocol of Delivery and Acceptance in the form set out in Appendix IIIB, acknowledging delivery by the Builder and acceptance thereof by the Purchaser.

13.3  The Builder warrants and represents to the Purchaser that at the time of Delivery title to the Vessel and every part thereof shall pass to the Purchaser free and clear of any and all liens, claims, mortgages or other encumbrances upon it and in particular, but without limitation, that she shall be free of all burdens in the nature of imposts, taxes or charges imposed by any liabilities arising from the construction of the Vessel or from its operation on Trials or otherwise (“Warranty”).

     Documents to be provided to the Purchaser

13.5     The Builder shall as a condition of Delivery provide to the Purchaser the following documents:-

a.	Protocol of Trials;

b.	Records of inventory of the Vessel's equipment including spare gear and the like as detailed in the Specifications (including manufacturer warranty information for Materials supplied by Builder);

c.

Records of any and all fuels, lubricants, consumable stores and fresh water supplied pursuant to this Contract by either the Builder or the Purchaser together with such quantities of the same as remain on board at Delivery;

d.

All certificates (including Class and other regulatory certificates) required to be furnished by the Builder prior to or upon Delivery of the Vessel pursuant to the Specifications and as specified in Appendix V. It is agreed that if certificates are not available at the time of Delivery, provisional or interim certificates shall be accepted by Purchaser and final certificates shall be furnished as promptly as possible;

e.     Declaration of Warranty of the Builder in accordance with Clause 13.3 above;

f.	The following technical documentation:-

f.1.	Four (4) copies and one (1) reproducible of all the “As Built” drawings of the Vessel which the Builder has in its possession..

f2.     Four (4) copies of complete documentation and instructions (Operation and Maintenance) books covering Builder supplied Materials.

f.3.

Four (4) sets of Preliminary Operating Manuals and Instruction Books (according to the MODU CODE in effect at the time of Delivery). The Purchaser will assist the Builder with operational experience and input in preparing such Operating Manuals.

f.4.	Four (4) copies of a maintenance guide including all drawings.

f.5.	One (1) copy of all the test and commissioning trials and results which have been done prior to delivery.

f.6.	Lightship weight and centre of gravity of lightship weight calculations.

f.7.	The certificates listed in Appendix V.

13.6

The documents listed in sub-clauses 13.5.f.1 to 6 above are also to be supplied in an electronic format (Tribon 2D, AutoCad, CadWorx, Microsoft Office or in PDF Format) or as otherwise agreed between the Parties.

14.	EXTENSION OF TIME FOR DELIVERY; PERMISSIBLE DELAY

     Causes of Delay

14.1      If at any time the Delivery of the Vessel is delayed due to war or other hostilities or preparations therefore, blockade, revolution, insurrections, civil commotion, riots, strikes or other labour disturbances (excluding labour disturbances limited to Builder’s personnel), sabotage, lockouts, plague, SARS or other epidemics, quarantines, import embargoes imposed by any government authorities, or requirements or intervention of government authorities, or acts of princes or rulers, changes in government authorities, rules and regulations, or due to Acts of God, including but not limited to earthquakes, tidal waves, or typhoons, hurricanes, windstorms, lightning or other abnormal weather conditions, explosions, collisions or stranding, shortage or late delivery of Materials (arising from force majeure events similar to those set out herein affecting the availability of materials required by Subcontractors, or delivery of Materials from the Subcontractors), defects in Materials, machinery or equipment which could not have been detected by the Builder using reasonable care, casting or forging rejects which could not have been detected by the Builder using reasonable care, unusual delays caused by Classification Society or other bodies whose documents are required which are considered unusual by both the Builder and the Purchaser, prolonged failure, shortage or restriction of electric current, oil or gas or destruction of or damage to the Shipyard or works of the Builder or its Subcontractors by any causes herein described or loss or damage to the Vessel  or any part thereof, or any other similar events or circumstances  which the Builder is not reasonably able to prevent or foresee, the Contractual Delivery Date shall be postponed for the period of time during which construction, Trials or delivery of the Vessel  or any step which is a precondition to delivery of the Vessel is directly delayed by the same provided that the Builder shall take all reasonable steps to mitigate any delay.

     Notices

14.2 Upon the occurrence of any of the events listed in sub-clause (1) above, the Builder shall:-

a.	within seven (7) Working Days of the date on which it became aware of the event, give the Purchaser notice in writing of the occurrence of the event;

b.

as soon as possible thereafter, and in any event not more than seven (7) Working Days after the giving of the said notice, submit to the Purchaser a statement in writing, specifying as far as possible, with full particulars, the nature and the cause of the event, the effect on the item involved, the likely overall effect computed from the Project Plan upon the Contractual Delivery Date and the steps which are being taken by it to mitigate any delay which may result from the event;

c.     within five (5) Working Days after the date on which it becomes aware that the event is at an end, give the Purchaser notice in writing of the date when the event ended; and

d.     within seven (7) Working Days of the date of the Builder's notice under sub-paragraph (c), notify the Purchaser of the period of time by which it claims the Contractual Delivery Date of the Vessel should be extended by reason of the event. The Purchaser shall be deemed to have accepted the claim unless it objects in writing within a further five (5) Working Days of receipt of such notice

Permissible Delay

14.3  Delays on account of such causes specified in (a) Clause 14.1 above or (b) Clauses 6, 12.5, 12.6, 12.9, 17.2 or 20.4 or 20.8 hereof and any other delay caused by non-fulfilment by the Purchaser of its obligations hereunder or any other delays of a nature which under the terms of the Contract permit postponement of the Delivery shall be defined herein as "Permissible Delay" and shall extend the Contractual Delivery Date for any delay caused thereby

14.4  If the construction, Trials or Delivery of the Vessel is delayed by more than 270 days due to reasons set out in Clause 14.1, either the Builder or the Purchaser may terminate this Contract by notice. Such notice shall be effective from receipt thereof by the Purchaser or the Builder, as the case may be.

15.	DELAY IN DELIVERY

     Delay in Delivery

15.1  In the event that Delivery should be delayed beyond midnight local time of the forty-fifth (45th) day following the Contractual Delivery Date, the Builder shall pay to the Purchaser by way of liquidated damages for loss of use of the Vessel the amounts set out in sub-clause 2 below.

15.2  If the delivery of the Vessel is delayed, then, in such event, beginning at twelve o’clock midnight on the forty-sixth (46th) day following Contractual Delivery Date, the Builder shall pay to the Purchaser as agreed liquidated damages and not by way of penalty, the sum of USD75,000 per day for each day of delay up to the seventy-fifth (75th) day following the Contractual Delivery Date. If the delivery of the Vessel is delayed, then, in such event, beginning at twelve o’clock midnight on the seventy-sixth (76th) day following Contractual Delivery Date, the Builder shall pay to the Purchaser as agreed liquidated damages and not by way of penalty, the sum of USD150,000 per day for each day of delay up to the one hundred and fifth (105th) day following the Contractual Delivery Date. If the delivery of the Vessel is delayed, then, in such event, beginning at twelve o’clock midnight on the one hundred and sixth (106th) day following Contractual Delivery Date, the Builder shall pay to the Purchaser as agreed liquidated damages and not by way of penalty, the sum of USD300,000 per day for each day of delay up to a maximum amount of 5% of the Contract Price. The Builder’s liability to pay liquidated damages for delay shall represent the Builder’s only liability to the Purchaser for delay in delivery of the Vessel beyond the Contractual Delivery Date.

If Delivery should not have occurred prior to the expiry of 270 days (including any delay caused by reasons set out in Clause 14.1) from the Contractual Delivery Date the Purchaser may elect to terminate this Contract by notice in writing to the Builder. If the Purchaser elects to terminate this Contract, then the Purchaser shall give notice in writing to the Builder, in which case Clause 18.2 shall apply.

The Purchaser shall have no other right or remedy, and the Builder no obligation or liability, in respect of late delivery of the Vessel, howsoever caused, except as provided in this Clause 15.2, and whether or not this Contract is terminated.

15.3     The Builder may, at any time after the expiration of the aforementioned 270 days of delay in Delivery, if the Purchaser has not served notice of rescission as provided in Clause 18.2 hereof, notify the Purchaser of the earliest date on which it can effect Delivery in accordance with this Contract and the Specification (the “Revised Delivery Date”) and demand in writing that the Purchaser shall make an election either (a) to terminate the Contract, in which case the Purchaser shall, within fifteen (15) Working Days after such demand is received, notify the Builder of its intention to terminate this Contract or (b) to consent to Delivery on or before the Revised Delivery Date so notified by the Builder. The Purchaser shall in such latter circumstance remain entitled to all liquidated damages which would otherwise have been payable by the Builder hereunder but if the Vessel is not delivered by the Revised Delivery Date, the Purchaser shall have a further right of rescission upon the same terms and conditions as hereinabove provided. If the Purchaser fails to revert within 15 Working Days of the Builder’s notice Purchaser shall be deemed to have consented to the Revised Delivery Date.

15.4     It is expressly understood and agreed by the Parties that if the Purchaser terminates the Contract for any reason, the Purchaser shall not be entitled to any liquidated or other damages.

16.	DEFECTS AND BUILDER'S GUARANTEE

     Guarantee Period

16.1  The Builder guarantees the Vessel for a period of twelve (12) months (“the Guarantee”) from Delivery against all defects in Materials or workmanship or non conformity with the Specifications ("Defects"). The aforesaid period of twelve (12) months from Delivery shall be known herein as the "Guarantee Period". The guarantee provided herein excludes defects arising after Delivery due to normal wear and tear or improper handling of the Vessel or caused by or aggravated by omission or improper use or maintenance of the Vessel by the Purchaser its employees or agents, or is attributable to Owner Furnished Equipment (except as may be due to defective installation by the Builder).

16.2  The Builder guarantees repairs or replacements to the Vessel made under the guarantee in Clause 16.1 above for a further period of twelve (12) months from the date of completion of such repair or replacement but the Builder shall have no further obligation under Clause 16.1 or this Clause 16.2 after the expiry of 24 months from Delivery.

     Remedy of Defects

16.3     The Purchaser shall notify the Builder in writing as soon as reasonably possible and in any event within fourteen (14) days after discovery of any Defect and the Builder shall only be liable to the Purchaser hereunder where this requirement has been satisfied. The Purchaser's notice shall include such particulars as can reasonably be given as to the nature of such Defect, the date of discovery and the place at which the Vessel can be made available for earliest inspection by or on behalf of the Builder. The Purchaser shall furnish to the Builder as soon as practicable copies of any relevant survey or inspection reports.

16.4     The Builder shall repair or replace any Defect for which the Builder is liable under this Clause 16. Any parts replaced shall on their removal become the property of and shall be at the risk of the Builder whilst the replacement parts fitted to the Vessel shall upon fitting become the property of the Purchaser.

16.5  The Builder shall execute the necessary work including the carrying out of any essential dismantling and reassembling with all reasonable despatch in accordance with the quality standards which are applicable hereunder to the Vessel's original construction.

16.6  In the event that the Builder is unable to make good any Defect at the Shipyard, it shall forthwith nominate a yard suitable for such purpose for the Purchaser's approval (which approval shall not be unreasonably withheld or delayed), and should the Purchaser consider such yard acceptable the Builder shall arrange for the making good of the Defect and the carrying out of any essential dismantling and reassembling at its own expense. Alternatively, and providing adequate and permanent repairs can be so effected, the Builder shall have the option of carrying out all such repairs on board the Vessel at sea or on location, providing such repairs do not interfere with the operation of the Vessel. It shall in all cases be the Purchaser’s responsibility and expense to take the Vessel to the place where any work under this Clause is to be carried out, ready in all respects for the work to be carried out.

16.7  Should the Purchaser not approve (in a case where it is entitled to withhold approval under Clause 16.6) the yard nominated by the Builder the Purchaser may elect to have the work referred to above carried out elsewhere than at the Shipyard, the Purchaser shall nominate a yard acceptable to the Builder, such acceptance not to be unreasonably withheld. In such case the Builder shall pay to the Purchaser for repairs and/or replacements such sum as would equate to the costs of effecting such repairs at the Builder’s yard based on Builder’s tariff rate for time and material. The Builder may, at its own expense, have its representative in attendance during execution of the work. The Purchaser shall ensure that any parts replaced under this sub-clause are returned to the Builder (if required by the Builder) at the Builder's expenses, and in such case those parts returned shall on their replacement become the property of and shall be at the risk of the Builder.

16.8  The Builder shall be liable only for the repair or replacement of the defective Material or workmanship, and shall have no responsibility or liability for any defects whatsoever in the Vessel other than as specified in this Clause, and the sole remedy of the Purchaser in relation to the guarantee given in Clauses 16.1 and 16.2 is as set out in Clauses 16.3 - 16.8, and (for the avoidance of doubt), the liability of the Builder under or arising out of this Clause 16 is also subject to the limitations in Clause 24. The Builder shall not be responsible for defects in any part of the Vessel, subsequent to the delivery of the Vessel , arising from any replacement or repair work performed by others, or for any defects caused by an omission or improper use of the Vessel or its Materials in excess of specified design limitations or improper maintenance of the Vessel by Purchaser, its employees or agents or by ordinary wear and tear, or by perils of the sea, rivers or navigation, or fire or accidents at sea or elsewhere.

16.9  The Guarantee herein shall replace and exclude any other liability, guarantee, warranty and/or condition imposed by custom or law or otherwise including but not limited to:

(a)

any guarantee, condition, warranty, term or other obligation of the Builder in relation to the Vessel or anything done or to be done, sold or supplied by the Builder under this Contract, and whether to her quality, fitness for purpose, or the exercise of skill and care by the Builder, or otherwise, and whether or not implied by or arising under statute, common law, custom or course of dealing or otherwise; and

(b)

any liability whatsoever of the Builder in relation to the Vessel or defects in the Vessel, or anything done or to be done, sold or supplied by the Builder under this Contract (including without limitation, in relation to her construction and design), howsoever arising including through negligence, and whether arising in contract, tort or otherwise

     Assignment of Subcontractors' Guarantees

16.10     The Builder agrees upon the expiry of the Guarantee Period to assign (to the extent to which it may validly do so) to the Purchaser, or as the Purchaser may direct, all the right, title and interest of the Builder in and to all guarantees or warranties given by the Subcontractors save insofar as the same relate to existing claims by the Purchaser against the Builder.

     Assignment of Builder's Guarantee

16.12   It is expressly agreed and understood that the benefit of this Guarantee shall be capable of assignment by the Purchaser to any assignee.

     Guarantee Engineer

16.13     The Builder shall have the right to appoint a Guarantee Engineer to serve on the Vessel as its representative for such portion of the warranty period as the Builder may decide at the Builder’s costs and risks. The Purchaser and its employees shall give the Guarantee Engineer full co-operation in carrying out his duties as the representative of the Builder on board the Vessel. The Purchaser shall accord the Guarantee Engineer the treatment reasonably comparable to the Vessel’s Chief Engineer and shall provide him with suitable accomodation and subsistence on the Vessel at no cost to the Builder and/or the Guarantee Engineer.

17.	DEFAULT BY THE PURCHASER

     Events of Purchaser's Default

17.1  The Purchaser shall be deemed to be in default of performance of its obligations under this Contract in the following cases:-

a.	if the Purchaser fails to pay the amount of any of the instalment of the Contract Price or any other payment due to the Builder on the due date for payment thereof;

b.	if the Purchaser fails to take delivery of the Vessel in accordance with Clause 13;

c.	if the Purchaser commits a material breach of this Contract; or

d.

if an order or an effective resolution is passed for the winding up of the Purchaser (otherwise than for the purposes of a reconstruction or amalgamation previously approved by the Builder) or if a receiver is appointed over the whole or any part of the undertaking or property of the Purchaser or if the Purchaser becomes insolvent or suspends payment generally of its debts or ceases to carry on its business or makes any special arrangement or composition with its creditors.

and fails (in the case of (a) and (c) only) to rectify such default within fourteen (14) calendar days after written notice of breach from the Builder.

17.2  If the Purchaser is in default as provided in (a) or (b) of sub-clause (1) above or in respect of the payment of any amount due under this Contract, then without prejudice to any other rights of the Builder, the Purchaser shall be liable to pay interest at one and a half percent (1.5%) above LIBOR on the unpaid amount (or, in the case of default under Clause 17.1(b) above, on the sums due on delivery of the Vessel) from the day on which the same became due to the Builder (or the date the Vessel was tendered for delivery, as the case may be) up until the date of actual payment thereof. All interest hereunder shall be calculated on the basis of a three hundred and sixty (360) day year and compounded monthly and shall be paid on the date when payment is made of the sum on which such interest is accrued.

In any event of default by the Purchaser, the Purchaser shall also pay all charges and expenses incurred by the Builder in consequence of such default.

In the event the Purchaser fails to pay sums in the aggregate of USD 1 million or more due to the Builder under or in connection with this Contract within thirty (30) days of its due date, the Builder shall have the right, upon giving written notice to the Purchaser to cease work on the Vessel and following a period of suspension of twenty (20) days, be entitled to terminate this Contract provided that if the Purchaser has provided a banker’s guarantee for the payment of such sums, the Builder shall continue with the construction of the Vessel in accordance with the terms of this Contract. Without prejudice to all its rights and remedies available at law or in equity, the Builder shall be entitled to claim as Permissible Delay within the meaning of Clause 14 any period of time during which the construction or completion of the Vessel has been delayed in consequence of the Purchaser's default, or the Builder’s cessation of work, as aforesaid, and all costs incurred during such time of cessation of work.

     Termination by the Builder

17.3   If the Purchaser is in default under Clauses 17.1 or 17.2, the Builder shall have the right at its sole discretion to terminate this Contract by giving written notice to the Purchaser.

17.4   If this Contract is terminated under Clause 17.3:

a.	the Builder shall cease to be under any further obligation to construct and deliver the Vessel to the Purchaser under this Contract;

b.

any of the Owner Furnished Equipment installed into Vessel or in custody of Builder shall become the sole property of Builder, and if not yet built into or installed into the Vessel may be sold by Builder on the same terms (mutatis mutandis) as set out in Clause 17.5.

c.

Builder shall be entitled to retain and apply any instalment of the Contract Price or other monies paid by Purchaser to the Builder on account of this Contract in accordance with the provisions of Clause 17.6.

17.5  The Builder may, at its option, either complete and sell the Vessel, or sell the Vessel in an incomplete state. Any such sale shall be by public auction or private sale, on such terms and conditions as the Builder deems fit subject to the Builder's duty to use reasonable endeavours to obtain a fair price. If the Builder does not either complete and sell the Vessel, or sell the Vessel in an incomplete state, the Builder may at its option sell and/or utilise any of the Materials as it sees fit, including the use of those Materials in other works.

17.6 Application of Proceeds

a.

If the Vessel is sold in a completed state, the proceeds of sale of the Vessel together with the proceeds of any sale of the Owner Furnished Equipment referred to in Clause 17.4.b received by the Builder shall be applied in the following priority: (i) to payment of all reasonable expenses directly attending such sale or any prior attempted sales, including legal fees and legal costs; (ii) all cost and expenses incurred in maintaining the Vessel in preparation for such sale; and (iii) to payment of the balance of the Contract Price and all sums due by the Purchaser to the Builder (after the deduction of the amounts of any instalments of the Contract Price paid and of other monies retained by Builder under Clause 17.4.c) plus interest on that balance at a rate of One and a half percent (1.5%) above LIBOR running from the respective due dates of the unpaid instalments to the date of application.

b.

If the Vessel is sold in an incomplete state, the proceeds of sale received by the Builder shall be applied in the following priority: (i) to all reasonable expenses directly attending such sale and any other prior attempted sales, including attorneys fees and legal costs; (ii) all cost and expenses incurred in maintaining the Vessel in preparation for such sale; and (iii) to payment of all material, labour and other costs incurred by the Builder in accomplishing construction of the Vessel to its incomplete state together with a reasonable profit on such costs, and all sums due by the Purchaser to the Builder, less the amount of all instalments of the Contract Price and other monies retained by the Builder under Clause 17.4.c.

c.

If the Builder is unable to sell the Vessel in an incomplete state and either sells and/or utilises the Materials, the proceeds of sale received by the Builder for the sale and/or the cost of Materials so utilised shall be applied in the following priority: (i) to all reasonable expenses directly attending such sale and any other prior attempted sales, including attorneys fees and legal costs; (ii) all cost and expenses incurred in maintaining the Materials in preparation for such sale; and (iii) to payment of all Material, labour and other costs incurred by the Builder in procuring and storage of the Materials, engineering, management and administrative costs in the procurement of Materials and preparation for construction of the Vessel together with a reasonable profit on such costs, and all sums due by the Purchaser to the Builder, less the amount of all instalments of the Contract Price and other monies retained by the Builder under Clause 17.4.c

17.7 In any of the above events of sale:

a.

If the proceeds of sale of the Vessel and any Owner Furnished Equipment sold by the Builder, or the proceeds of sale and/or costs credited in respect of the Materials, exceed the sums against which such proceeds are to be applied as aforesaid, the Builder shall, no later than sixty (60) Days after the date of Builder’s receipt of such proceeds, pay such excess amount to Purchaser, provided, however, that the amount of such payment to Purchaser shall in no event exceed the total amount of instalment(s) of Contract Price and other Purchaser monies held by the Builder hereunder, if any, and shall, at the same time, permit Purchaser (at its option) to either remove, at Purchaser’s cost, any Owner Furnished Equipment (if any) in Builder’s custody which are not built into or installed on or in the Vessel or sold by Builder pursuant to Clause 17.4.b, or pay to Purchaser their second hand market value.

b.

If the proceeds of sale of the Vessel and any Owner Furnished Equipment sold by the Builder, or the proceeds of sale and/or costs credited in respect of the Materials, are insufficient to pay the total amount payable by the Purchaser as required in Clauses 17.6a, b and c, whichever is applicable, Purchaser shall pay to Builder the amount of such deficiency, plus interest at the rate of 1.5% above LIBOR thereon running on and from the date of the sale closing until the date the full amount of said deficiency and interest is received by the Builder. If the Purchaser shall have paid to Builder the full deficiency amount and Interest thereon, Purchaser shall have the same rights of removal or payment for Owner Furnished Equipment as described in Clause 17.6.a.

17.8  At the Builder’s option, the value of any unsold Owner Furnished Equipment may be used as a credit against any deficiency amount owed by Purchaser under Clause 17.7.b. In this case, those Owner Furnished Equipment are not required to be returned to the Purchaser.

17.9  In any case where Builder is required or entitled to dispose of Owner Furnished Equipment, the Purchaser shall be deemed to have transferred title to Owner Furnished Equipment to the Builder with full title guarantee, free of all liens, charges, mortgages and encumbrances.

18.	DEFAULT BY THE BUILDER

     Events of Builder's Default

18.1.	In the event that any of the following events should occur:-

a.

the Builder shall commit any material breach of this Contract and shall have failed to commence action to remedy the same within fourteen (14) Working Days from receipt by the Builder of written notice from the Purchaser specifying such breach; or

b.

the making of any order or the passing of an effective resolution for the winding-up of the Builder (other than for the purposes of reconstruction or amalgamation which has been previously approved in writing by the Purchaser), or the appointment of a receiver of the undertaking or property of the Builder, or the insolvency of or a suspension of payment by the Builder, or the cessation of the carrying on of business by the Builder, or the making by the Builder of any special arrangement or composition with creditors of the Builder, the Purchaser may elect to terminate this Contract. If the Purchaser elects to terminate this Contract, then the Purchaser shall give notice in writing to the Builder that the Purchaser regards this Contract as terminated in which case the provisions of sub-clause 2 below shall apply. Such notice shall be effective from receipt thereof by the Builder.

Termination by the Purchaser

18.2  If, in accordance with (1) the provisions of sub-clause 1 above or (2) Clause 15.2 above or (3) Clause 14.4 above or (4) any other right it may have by reason of the Builder's breach of contract, the Purchaser exercises its right to terminate this Contract, then the Builder shall promptly repay to the Purchaser the amount of all monies paid by the Purchaser on account of the Contract Price together with interest thereon at the rate of one and a half percent (1.5%) above LIBOR from the date when such monies were paid by the Purchaser to the Builder up to the date of the repayment thereof Provided Always that in the event of a termination in accordance with Clause 14.4 the Builder shall not be required to pay the aforesaid interest on the Contract Price. All interest hereunder shall be calculated on the basis of a three hundred and sixty (360) day year and compounded monthly and shall be paid on the date when payment is made of the sum on which such interest is accrued. The Builder shall also redeliver to the Purchaser at the Shipyard all of the Owner Furnished Equipment delivered to the Builder. The Builder shall have no other obligations or liability to the Purchaser save for those contained in this Clause 18.2.

     Non-payment by the Builder

18.3  Should the Builder default in payment of any amount due under this Contract (including, without limitation, payment of liquidated damages), then the Builder shall pay to the Purchaser interest thereon at the rate of one and a half percent (1.5%) over LIBOR from the date when the amount became due to the Purchaser to the date of the payment thereof. All interest hereunder shall be calculated on the basis of a three hundred and sixty (360) day year and compounded monthly and shall be paid on the date when payment is made of the sum on which such interest is accrued.

18.4  It is expressly understood and agreed by the Parties that if the Purchaser terminates this Contract for any reason, the Purchaser shall not be entitled to any liquidated damages, or to any other damages or other remedy, except as expressly provided in this Contract.

19.	PATENT INDEMNITY ; INTELLECTUAL PROPERTY

19.1  The Builder shall without limit of time defend, indemnify and hold harmless Purchaser from and against any claim, suit or proceedings brought against the Purchaser relating to the infringement of any of the rights set out in this sub-clause by reason of the Purchaser's possession, ship or operation of the Vessel (excluding the Owner Furnished Equipment) provided that the Purchaser shall promptly notify the Builder of any such claim, suit or proceeding, and not make any admission or other step prejudicial to the defence, and shall permit the Builder to take control and settlement of such claim, suit or proceedings; provided however no settlement which purports to acknowledge on the Purchaser’s behalf the validity of any patent shall be entered into without the Purchaser’s written consent (not to be unreasonably withheld or delayed). The Purchaser shall provide information and assistance to the Builder as may be reasonably necessary to aid in the conduct and settlement of the claim, suit or proceedings. The Purchaser shall be entitled to be informed about the settlement through its selected representatives and/or attorneys.

19.2  The indemnity provided herein by Builder shall not apply to equipment and materials from the suppliers and vendors in the “Makers List”. Builder shall obtain from each of these suppliers and vendors an assignable indemnity in favour of Builder for patent infringement and the rights of Builder therein shall be assigned to Purchaser on the Delivery of the Vessel.

19.3  The Builder retains all rights with respect to the Specifications, plans and working drawings, technical descriptions, calculations, test results and other data information concerning the design and construction of the Vessel and hereby grants a non-exclusive licence to the Purchaser to use such rights for the purposes of maintaining, upgrading and operating the Vessel.

19.4  The Purchaser shall without limit of time defend, indemnify and hold harmless Builder from and against any claim, suit or proceedings brought against the Builder relating to the infringement of any of the rights set out in this sub-clause by reason of the Builder’s possession, installation or use of the Owner Furnished Equipment provided that the Builder shall promptly notify the Purchaser of any such claim, suit or proceeding, and not make any admission or other step prejudicial to the defence, and shall permit the Purchaser to take control and settlement of such claim, suit or proceedings; provided however no settlement which purports to acknowledge on the Builder’s behalf the validity of any patent shall be entered into without the Builder’s written consent (not to be unreasonably withheld or delayed). The Builder shall provide information and assistance to the Purchaser as may be reasonably necessary to aid in the conduct and settlement of the claim, suit or proceedings. The Builder shall be entitled to be informed about the settlement through its selected representatives and/or attorneys.

20.	OWNER FURNISHED EQUIPMENT

20.1  The Purchaser shall supply and deliver its own equipment at its own risk and expense, which shall not form part of the Contract Price, all materials and articles as specifically listed in Appendix VI (collectively known as "Owner Furnished Equipment") to the Builder at the Yard for installation on the Vessel by the Builder. Handling of Owner Furnished Equipment in the Builder’s facilities, and installation on the Vessel by the Builder are included in the Contract Price.

20.2     All Owner Furnished Equipment shall be delivered and in a condition ready for installation on the Vessel in accordance with the Project Plan. The Owner Furnished Equipment shall be in good condition and fit for its intended purposes for integration and installation in the Vessel.

20.3      Intentionally left blank.

20.4     Unless instructed otherwise by the Purchaser, the Builder will inspect, or cause to be inspected, jointly with the Purchaser, all Owner Furnished Equipment as soon as reasonably practicable upon the arrival of the Owner Furnished Equipment at the Shipyard, but no later than twenty (20) days, after the Builder's receipt thereof and shall notify the Purchaser of any patent defects discovered on the external packaging of the Owner Furnished Equipment within five (5) days of the Builder's inspection. Upon such notification, should the Purchaser confirm the Owner Furnished Equipment be accepted notwithstanding any such defect or if the Purchaser fails to revert to the Builder within ten (10) days from such notification of defect as to whether such Owner Furnished Equipment can be employed, the Builder shall proceed to employ such Owner Furnished Equipment and the Purchaser shall be deemed to have assumed all risk of and liability for any loss, damage or liability to the Vessel that may result by reason of failure or defects in such Owner Furnished Equipment including all time that may be lost as a result of such failure shall count as Permissible Delay.

20.5  The Builder shall provide the Purchaser with storage space at the Shipyard for the Owner Furnished Equipment, including suitable covered storage where required. In the event that the Owner Furnished Equipment is provided at a date earlier than the date agreed in the Project Plan, and there is no storage space available at the Shipyard, the Purchaser shall bear the costs of storing the Owner Furnished Equipment outside the Shipyard. The Builder shall be responsible for storing and handling the Owner Furnished Equipment after their delivery to the Shipyard and shall install them on the Vessel at the Purchaser's instruction and Builder’s expense unless otherwise provided herein or agreed by the Parties hereto, provided always, that the Builder shall not be responsible for the quality, efficiency and/or performance of any of the Owner Furnished Equipment. The Builder shall ensure that the Purchasers’ Supplies are fully covered by Builder's insurance while in store at the Shipyard at all times and until Delivery in accordance with Clause 10.2 above.

20.6  The Purchaser shall be entitled to appoint personnel for the purpose of supervision, inspection and testing of the Owner Furnished Equipment as necessary. Such personnel shall have the right, at no cost to the Purchaser, to utilize the Builder's equipment and the Shipyard facilities and services (subject to their availability) when performing such inspection and testing. Such persons will be considered as Purchaser's Authorised Representatives for the purpose of this Contract.

20.7  If any Owner Furnished Equipment is delivered late or is defective the Builder's obligations pursuant to this Contract shall still apply provided that construction of the Vessel has not reached a stage where such installation would result in delayed Delivery of the Vessel. Such delays shall be considered Permissible Delays under Clause 14.3.If there are increased costs in installation, the Parties may agree to a Variation Order for completion of such works.

20.8  Intentionally left blank.

20.9  The Builder shall not be liable for the cost incurred for the repair of the Owner Furnished Equipment occasioned by defects, defective material or poor workmanship or failure to perform, or by damage caused during transportation to the Shipyard.

20.10     The Builder may, if so requested by the Purchaser, repair or adjust the Owner Furnished Equipment pursuant to a Variation Order provided always that the Purchaser remains responsible for the, design and engineering suitability of the same.

20.11     In order to facilitate the installation of the Owner Furnished Equipment, the Purchaser shall furnish the Builder with all necessary specifications, drawings, instruction books, manuals, test reports and certificates relating to the Owner Furnished Equipment or if the same are unavailable, the Purchaser shall instruct the Builder accordingly.

20.12     In the event of termination of this Contract by the Purchaser for any reason whatsoever, the Builder shall, return to the Purchaser all Purchasers’ Supplies, so far as still in existence, save as otherwise agreed in Clause 17.

21. TAXES AND DUTIES

21.1  The Builder shall pay or cause to be paid all taxes, duties, fees and stamp duties of whatsoever nature imposed on the Builder in Singapore in connection with the execution and performance of this Contract, excluding any taxes, duties, fees and stamp duties imposed upon the Owner Furnished Equipment up to the time Owner Furnished Equipment are delivered to the Builder, which the Purchaser shall pay.

22. ASSIGNMENT

22.1  Neither party may, without the prior written approval (such approval not to be unreasonably withheld) of the other party, assign the benefit of this Contract. The Builder hereby further approves the assignment by the Purchaser of the benefit, but not the obligations of this Contract to a financial institution in connection with its purchase of the Vessel.

23. PRIORITY OF DOCUMENTS

23.1 The Appendices hereto shall form an integral part of this Contract as if the same were expressly set out herein.

23.2 If there is any discrepancy between the following documents priority between them shall be as follows:-

a.	between the terms of this Contract (excluding the Specifications) and the terms of the Specifications, the terms of the former shall prevail;

b.	Between the Specifications and the Plans and Drawings, the Specifications shall prevail;

c.	between one set of Plans and Drawings and another set, the later in date shall prevail.

24.	LIMITATION OF LIABILITY; MUTUAL INDEMNITIES

     Limitation of Liability

24.1  Notwithstanding anything to the contrary set forth herein in this Contract, neither Builder nor the Purchaser shall be liable to the other by way of indemnity or by reason of any breach of this Contract or of statutory duty or by reason of tort or otherwise, for any loss of profit, loss of use, loss of production, loss of contracts, loss or reputation or goodwill or for any indirect or consequential damage whatsoever that may be suffered by the other and howsoever the same may have been caused, including without limitation caused by negligence except for liquidated damages as set out in Clause 15.2.

24.2  Notwithstanding any provision herein to the contrary or inconsistent herewith except where Clause 11.2 or 18.2 herein applies (in which case the provisions of Clauses 11.2 and 18.2 shall prevail over this Clause), it is expressly agreed that the Builder’s liability under this Contract or arising out of or in connection with its performance or non-performance, irrespective of whether such liability arises under this Contract or in tort or under statute or is due to negligence, or pursuant to any other cause, shall not in the aggregate exceed 10% of the amount of the Contract Price.

     Mutual Indemnities

24.3  In this Clause 24, the “Builder’s Personnel” shall mean all employees, agents and representatives of Builder and its subsidiaries or affiliated companies, as well as the employees, agents and representatives of Builder’s subcontractors and suppliers. The “Purchaser’s Personnel” shall, mutatis mutandis, have the same meaning.

24.4  The Builder agrees to defend, indemnify and hold the Purchaser free and harmless from and against any and all claims and/or liabilities (including, without limitation, the cost of any lawsuit and attorney’s fees) arising in favour of any of the Builder’s Personnel (or representatives or any survivor of any of the foregoing) on account of illness of, injury to and/or death of any such parties or damage to their properties arising out of or in connection with the work performed pursuant to this Contract, regardless of whether the Purchaser and/or Purchaser’s Personnel may be wholly or partially or solely negligent or otherwise at fault.

24.5  The Purchaser agrees to defend, indemnify and hold the Builder free and harmless from and against any and all claims and/or liabilities (including, without limitation, the cost of any lawsuit and attorney’s fees) arising in favour of any of the Purchaser’s Personnel (or representatives or any survivor of any of the foregoing) on account of illness of, injury to and/or death of any such parties or damage to their properties arising out of or in connection with the work performed pursuant to this Contract regardless of whether the Builder and/or the Builder’s Personnel may be wholly or partially or solely negligent or otherwise at fault.

25. CONTRACT (RIGHTS OF THIRD PARTIES) ACT 1999

25.1     A person who is not a Party to this Contract has no right under the Contracts (Right of Third Parties) Act 1999 to enforce any term of this Contract.

26.	NOTICES

26.1  Every notice, consent or approval (individually and collectively called "Communications" for the purposes of this Clause 26) given or required, whether expressly or impliedly, under this Contract shall be in writing.

26.2 Communications shall be given by the Purchaser to the Builder as follows:

     Address:      JURONG SHIPYARD PTE LTD
                         29 Tanjong Kling Road
                         Singapore 628054

     Attn:             Mr Don Lee Fook Kang

     Telephone:     +65 6262 7007

     Facsimile:       +65 6262 7243

26.3.	Communications shall be given by the Builder to the Purchaser as follows:

     Address:

     Attn:

     Telephone:

     Facsimile:

27.	LAW

27.1 The construction, validity and performance of this Contract shall be governed by, and construed in accordance with, English law.

28. DISPUTES

28.1     In the event of a claim, dispute or difference arising out of or in connection with this Contract having arisen or becoming apparent, either Party may circulate to the other Party’s Chief Executive Officer a memorandum or other form of statement setting out its position on the matter in dispute and its reasons for adopting such position. Each such memorandum or statement shall be considered by the Chief Executive Officer (“CEO”) of the Parties who shall respectively use their reasonable endeavours to resolve such dispute. A meeting date and place shall be established by mutual agreement of the CEOs, such date shall not exceed 45 days from the date of the first memorandum or statement.

28.2     If the claim, dispute or difference remains unresolved seven (7) calendar days following such meeting or in the event of a the failure of the meeting to be held, such claim, dispute or difference including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Centre ("SIAC Rules") for the time being in force, which rules are deemed to be incorporated by reference in this clause, by three arbitrators, one appointed by the Builder, one appointed by the Purchaser and a third appointed jointly by the aforesaid two arbitrators. The place of arbitration shall be Singapore. The arbitration shall be conducted in English. The decision and award resulting from such arbitration shall be final and binding on the Parties. Judgment upon the arbitration award may be rendered by any court of competent jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement. Insofar as permissible under the applicable laws, the Parties hereby waive all rights to object to any action for judgment or execution which may be brought before a court of competent jurisdiction on an arbitration award or on a judgment rendered thereon.

28.3      The Purchaser hereby irrevocably acknowledges and agrees that, in the event of any proceedings pursuant to this Contract, it shall be sufficient to effect service of process upon the Purchaser by leaving the necessary process papers at the address specified in Clause 26.3, and such service shall be deemed due and proper and in compliance with all applicable laws and rules of such arbitration proceedings.

28.4  Without prejudice to sub-clause (1) above and without prejudice to any express provision contained herein for referral of any matter to an expert, any dispute or difference of opinion between the Parties relating to conformity of the construction of the Vessel, Materials or workmanship with this Contract may, by agreement between the Parties, be referred to the Classification Society, whose opinion on the matter shall be final and binding upon the Parties hereto.

28.5  In the event there is any dispute between the Parties under this Contract (including claims for modifications under Clause 6 hereof), the Purchaser shall pay to Builder all undisputed amounts due to the Builder. The Parties will negotiate in good faith to resolve any such dispute. If the Parties are unable to resolve the dispute within thirty (30) days before the Delivery of the Vessel, Purchaser shall, prior to taking Delivery of the Vessel, deposit the disputed portion of the Contract Price into an interest bearing account in the joint names of the Purchaser and Builder until the resolution of such dispute in accordance with Clause 28 hereof. The Party in favour of whom the dispute is decided shall be entitled to the interest accrued in the said joint account, which together with the amount thereon, shall then be immediately released and paid to the said Party.

28.6  If the Parties shall fail to agree either (i) to submit the dispute to an expert or (ii) upon the identity of a mutually acceptable technical expert as aforesaid, such dispute shall be settled in the manner as defined in sub-clause 2 above.

29.     Confidentiality

29.1     In this Contract, the term “Confidential Information” shall mean any data or information including but not limited to technical information, pricing information, operational information and all other information whether written, oral, visual or otherwise contained in any form or material pertaining to the Contract and the Vessel, communicated to or furnished by one Party to the other for the purposes of this Contract and during negotiations conducted by the Parties pursuant to the same. The matters referred to in Clause 19.3 shall be Confidential Information for the purpose of the obligations of the Purchasers.

29.2     Upon receiving any Confidential Information, the Parties shall keep in confidence and shall not use the Confidential Information or disclose to any person or entity unless agreed in writing by the other Party: -

(a)	any Confidential Information disclosed by the other Party;

(b)	that discussions are taking place between the Parties concerning the subject matter of this Contract; or

(c)	the identities of any of the Parties

except as otherwise provided in this Clause 29.

29.3     Each Party may disclose Confidential Information to those of its employees, officers, directors, clients or advisors (the “Authorised Persons”) where necessary in order to carry out the purposes contemplated herein. Each Party shall procure that each of its Authorised Persons to whom Confidential Information is disclosed strictly complies with the terms of this Clause 29 and shall take all steps available to it to enforce such obligations of confidentiality.

29.4  Each Party acknowledges and agrees that monetary damages are not a sufficient remedy for any breach of this Clause 29 and that the aggrieved party shall be entitled to specific performance or injunctive relief (as appropriate) as a remedy for any breach or threatened breach thereof in addition to any other remedy available in law or in equity.

29.5  This Clause 29 is legally binding during the term of this Contract and will continue to be binding against each Party and its Authorised Persons for a period of Five (5) years after Delivery of the Vessel.

29.6  The Parties agree to cooperate and coordinate with respect to the timing and content of any press release regarding the execution or performance of the Contract.

                                     30.              ENTIRE AGREEMENT

30.1     This Contract constitutes the only and entire agreement between the Parties and supersedes and replaces any prior written or oral agreements, representations, statements or understandings between them relating to its subject matter.

Each Party confirms that it has not entered into this Contract and the Specifications on the basis of any representation or statement which is not expressly incorporated into this Contract. Without limiting the generality of the foregoing, neither Party shall have any remedy in respect of any untrue representation or statement made to him upon which he may have relied in entering into this Contract and the Specifications, and a Party’s only remedy (if any) is for breach of contract. However, nothing in this Contract or the Specifications purports to exclude liability for any fraudulent statement or act.

Except as provided in Clause 6, this Contract may not be released, discharged, supplemented, interpreted, amended, varied or modified in any manner except by an addendum in writing signed by a duly authorised representative of each of the Parties to this Contract.

31.      EFFECTIVENESS

31.1     This Contract shall become effective (“Effective Date”) upon the occurrence of the last of the events set out as follows:

(a)	the receipt by the Purchaser of a certified true copy of the resolution for the approval by the board of directors of the Builder for the Builder to enter into this Contract;

(b)	the receipt by the Builder of a certified true copy of the resolution for the approval by the board of directors of the Purchaser for the Purchaser to enter into this Contract;

(c)	the receipt by the Builder of the payment of the full amount of the first instalment (Clause 4.1) by the Purchaser;

(d)

a Guarantee (in a form as contained in Appendix X) from the Builder's parent company, SembCorp Marine, Ltd. ("Parent") guaranteeing the refund required by the Builder under this Contract, and the receipt by Purchaser of a certified true copy of the resolution for the approval by the board of directors of Parent of the guarantee as provided herein; and

(e)

execution of an Option Agreement (in a form as contained in Appendix XI) granting to the Purchaser one (1) option requiring the Builder to design, construct, build, launch, equip, test, commission and complete and to sell and deliver to the Purchaser one (1) Friede & Goldman ExD Millenium Mobile Offshore Semi-Submersible Drilling Unit similar to the Unit on similar terms and conditions as set out therein.

31.2  In the event that any of the conditions are not fulfilled by a date falling thirty (30) days after the execution of this Contract or such other dates as Parties may agree in writing, this Contract shall forthwith terminate. Thereafter, this Contract shall cease to be of effect and neither Party shall have any claim against the other.

IN WITNESS WHEREOF the Parties hereto have caused this Contract to be duly executed the day and year first above written.

Atwood Oceanics Pacific Limited                    Jurong Shipyard Pte. Ltd

/s/ Anthony H. Dyne                              …………………………….

By:     Anthony H. Dyne                         By:
Title:     Director                                     Title:
Date:     January 2, 2008                        Date: